Exhibit 99.1

FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Reports Fiscal Third Quarter 2012 Financial Results

Conference Call Begins at 4:30 p.m. (EDT) Today

PETALUMA, Calif. (February 2, 2012) – Oculus Innovative Sciences, Inc. (Nasdaq: OCLS) today announced financial results for the third quarter of fiscal year 2012, ended December 31, 2011. Total revenues were $2.8 million for the third quarter ended December 31, 2011 compared to $2.3 million in the prior year period. Product revenues increased $594,000, or 30%, compared to the same period in the prior year, with increases in the United States, Mexico, Europe, China, and India, partly offset by a decline in the Middle East. For the first nine months of fiscal year 2012, product revenues increased $2.4 million, or 37%, with increases in the United States, Mexico, Europe, China and India.

“We continue to grow revenues year over year, with total revenue of $9.4 million for the first nine months of this fiscal year, representing a $2.4 million or 37% product revenue increase over the same nine month period last year,” said Hoji Alimi, Oculus CEO and founder.  “We enter our fourth quarter with a great deal of excitement as two of our important U.S. partners, Eloquest Healthcare and Quinnova Pharmaceuticals, are currently in the midst of launching multiple new Microcyn-based products into both the U.S. hospital and dermatology markets. Also, as you may recall, we were within $33,000 of achieving EBITDAS breakeven in the quarter ended September 30, 2011.  With two new product launches planned in the United States in the current fourth quarter, we expect to increase our earnings and overall financial health.”

Product revenue in the U.S. increased $528,000, or 111%, primarily due to increased unit growth and higher royalty fees received from Oculus’ partner, Innovacyn, Inc. Effective July 1, 2011, the royalty rate received from Innovacyn increased from approximately 19% to approximately 30%. Additionally, revenue growth in the United States was driven by increased demand for products in the professional human wound care and dermatology markets.

Revenue in Mexico increased $86,000, or 8%, compared to the same period in the prior year, primarily due to 15% growth in the sales of the five-liter presentations and 2% growth in the sales of the 120-millileter and 240-milliliter presentations. The growth in both categories was curtailed by a 7% strengthening in the Mexican peso. Mexico’s revenue growth in local currency was 16% when compared to the prior year period.

Revenue in Europe and Rest of World declined $20,000, or 5%, compared to the same period in the prior year.  The decline was primarily the result of a $173,000 decrease in revenue from the Middle East, partially offset by increases in Europe, Singapore, India and China.

Oculus reported gross profit related to Microcyn products of $1.8 million, or 71% of product revenues, during the quarter ended December 31, 2011, compared to a gross profit of $1.1 million, or 54%, for the same period in the prior year. The improved gross profit is the result of higher gross profit margins across all business segments. The gross margins in Mexico were 75% during the quarter ended December 31, 2011, compared to 54% for the same period in the prior year.

Total operating expenses increased by $979,000, or 30%, to $4.2 million for the quarter ended December 31, 2011, compared to $3.2 million for the similar period in the prior year. Operating expenses minus non-cash expenses during the quarter were $3.2 million, up from $2.8 million in the same period last year.  Research and development expense increased $42,000, or 9%, to $509,000 for the quarter, compared to $467,000 in the prior year period, mostly due to higher stock compensation charges.  Selling, general and administrative expense increased $937,000, or 34%, to $3.7 million during the quarter ended December 31, 2011, from $2.8 million during the same period in the prior year. This increase was primarily due to higher stock compensation charges of $618,000 and increased sales related and legal costs in Mexico.

Net loss for the third quarter was $2.5 million, an increase of $317,000 as compared to $2.2 million for the same period in the prior year. Stock compensation charges were $1.0 million and $352,000 for the quarters ended December 31, 2011 and 2010, respectively.

Interest expense increased $151,000 during the third quarter as compared to the same period in the prior year.

As of December 31, 2011, Oculus had unrestricted cash and cash equivalents of $5.0 million, compared with $4.4 million as of March 31, 2011.  The total debt position was $4.8 million as of December 31, 2011, compared with $3.1 million as of March 31, 2011.

Nine-Month Results
Total revenues were $9.4 million for the nine months ended December 31, 2011 compared to $7.0 million in the prior year period. Product revenues increased $2.4 million, or 37%, primarily driven by increases in the United States, Mexico, Europe, China and India.  Gross profitability for product revenue for the nine months ended December 31, 2011 increased to 75% from 64% in the prior year period, primarily attributable to higher profitability in all business segments.  Total cash operating expenses increased $795,000 or 9% for the nine-month period compared to the same period last year, mostly due to higher sales related costs in Mexico and Europe.

Conference Call
Oculus management will hold a conference call today to discuss third quarter results and to answer questions, beginning at 4:30 p.m. EDT. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers.  Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm.  Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for seven days following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering conference code 42954168. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus Innovative Sciences
Oculus Innovative Sciences is a commercial healthcare company that designs, produces and markets innovative, safe and effective healthcare products. Oculus is pioneering innovative solutions in multiple markets including dermatology, oral care, surgical, wound care, animal healthcare and others, and has commercialized products in the United States, Europe, India, China and Mexico and select Middle East countries. The company's headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. More information can be found at www.oculusis.com.

Forward-Looking Statements
Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial and technology progress and future financial performance. These forward-looking statements are identified by the use of words such as “guidance,” "launching,” “planned,” and “expect,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including the annual report on Form 10-K for the year ended March 31, 2011. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements except as required by law.

Oculus and Microcyn are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Contact:

Oculus Innovative Sciences, Inc.

Dan McFadden
Director of Marketing/Communications
(425) 753-2105
dmcfadden@oculusis.com

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31, 2011	March 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,961	$4,371
Accounts receivable, net	1,921	2,094
Inventories, net	1,017	733
Prepaid expenses and other current assets	273	611
Total current assets	8,172	7,809
Property and equipment, net	685	802
Other assets	124	53
Total assets	$8,981	$8,664
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$879	$669
Accrued expenses and other current liabilities	679	694
Deferred revenue	1,852	1,808
Current portion of long-term debt, net of debt discount of $607 and $237 at December 31, 2011 and March 31, 2011, respectively	944	907
Derivative liability	34	337
Total current liabilities	4,388	4,415
Deferred revenue	140	160
Long-term debt, net of debt discount of $931 and $354 at December 31, 2011 and March 31, 2011, respectively, less current portion	2,290	1,638
Put warrant liability	2,000	750
Total liabilities	8,818	6,963
Commitments and Contingencies
Stockholders’ (Deficit) Equity:
Convertible preferred stock, $0.0001 par value; 5,000,000 shares authorized, no shares issued and outstanding at December 31, 2011 (unaudited) and March 31, 2011	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized, 28,855,729 and 26,576,302 shares issued and outstanding at December 31, 2011 (unaudited) and March 31, 2011, respectively	3	3
Additional paid-in capital	133,868	129,584
Accumulated other comprehensive loss	(3,162)	(2,901)
Accumulated deficit	(130,546)	(124,985)
Total stockholders’ equity	163	1,701
Total liabilities and stockholders’ equity	$8,981	$8,664

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2011	2010	2011	2010
Revenues
Product	$2,597	$2,003	$8,697	$6,330
Service	193	310	696	713
Total revenues	2,790	2,313	9,393	7,043
Cost of revenues
Product	757	925	2,215	2,259
Service	181	239	599	573
Total cost of revenues	938	1,164	2,814	2,832
Gross profit	1,852	1,149	6,579	4,211
Operating expenses
Research and development	509	467	1,505	1,416
Selling, general and administrative	3,697	2,760	10,076	8,914
Total operating expenses	4,206	3,227	11,581	10,330
Loss from operations	(2,354)	(2,078)	(5,002)	(6,119)
Interest expense	(260)	(109)	(652)	(256)
Interest income	1	2	4	3
Change in fair value of derivative liability	86	(55)	303	199
Other (expense) income, net	(20)	10	(214)	(81)
Net loss	$(2,547)	$(2,230)	$(5,561)	$(6,254)
Net loss per common share: basic and diluted	$(0.09)	$(0.08)	$(0.21)	$(0.24)
Weighted-average number of shares used in per common share calculations:
Basic and diluted	27,020	26,431	26,872	26,323

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Reconciliation of GAAP Measures to Non-GAAP Measures
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2011	2010	2011	2010
(1) Loss from operations minus non-cash expenses (EBITDAS):
GAAP loss from operations as reported	$(2,354)	(2,078)	(5,002)	(6,119)
Non-cash adjustments:
Stock-based compensation	1,011	352	2,339	1,839
Depreciation and amortization	79	94	245	282
Non-GAAP loss from operations minus non-cash expenses (EBITDAS)	$(1,264)	$(1,632)	$(2,418)	$(3,998)

(2) Net loss minus non-cash expenses:
GAAP net loss as reported	(2,547)	(2,230)	(5,561)	(6,254)
Non-cash adjustments:
Stock-based compensation	1,011	352	2,339	1,839
Depreciation and amortization	79	94	245	282
Change in fair value of derivative liability	(86)	55	(303)	(199)
Non-cash interest expense	128	43	303	103
Non-GAAP net loss minus non-cash expenses	$(1,415)	$(1,686)	$(2,977)	$(4,229)

(3) Operating expenses minus non-cash expenses
GAAP operating expenses as reported	4,206	3,227	11,581	10,330
Non-cash adjustments:
Stock-based compensation	(983)	(339)	(2,260)	(1,796)
Depreciation and amortization	(43)	(45)	(133)	(141)
Non-GAAP operating expenses minus non-cash expenses	$3,180	$2,843	$9,188	$8,393

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

(1)
Loss from operations minus non-cash expenses (EBITDAS) is a non-GAAP financial measure. The Company defines operating loss minus non-cash expenses as GAAP reported operating loss minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of modifying the operating loss to reflect direct cash related transactions during the measurement period.

(2)
Net loss minus non-cash expenses is a non-GAAP financial measure. The Company defines net loss minus non-cash expenses as GAAP reported net loss minus depreciation and amortization, stock-based compensation, a change in the fair value of derivative liabilities, and non-cash interest.  The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses to reflect direct cash transactions during the measurement period.

(3)
Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines operating expenses minus non-cash expenses as GAAP reported operating expenses minus operating depreciation and amortization, and operating stock-based compensation.  The Company uses this measure for the purpose of identifying total operating expenses involving cash transactions during the measurement period.